FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-189017-05

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [mailto:ccitigroup6@bloomberg.net]
Sent: Monday, July 14, 2014 10:21 AM
Subject: CGCMT 2014-GC23 -- New Issue Announcement (Public)

CGCMT 2014-GC23 -- New Issue Announcement (Public)

$1,087.299mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc. and Goldman, Sachs & Co.
Co-Managers: RBS Securities Inc. and Drexel Hamilton, LLC

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	49.642	2.83	30.000%	42.9%	16.4%
A-2	Aaa(sf)/AAAsf/AAA(sf)	85.798	4.91	30.000%	42.9%	16.4%
A-3	Aaa(sf)/AAAsf/AAA(sf)	300.000	9.83	30.000%	42.9%	16.4%
A-4	Aaa(sf)/AAAsf/AAA(sf)	345.240	9.93	30.000%	42.9%	16.4%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	81.766	7.41	30.000%	42.9%	16.4%
A-S	Aaa(sf)/AAAsf/AAA(sf)	95.486	9.93	22.250%	47.6%	14.8%
B	Aa3(sf)/AAsf/AA(sf)	80.084	9.93	15.750%	51.6%	13.7%
C	A3(sf)/A-sf/A-(sf)	49.283	9.93	11.750%	54.0%	13.0%
X-A	Aaa(sf)/AAAsf/AAA(sf)	957.932	N/A	N/A	N/A	N/A
X-B	Aa3(sf)/AAsf/AAA(sf)	80.084	N/A	N/A	N/A	N/A

Collateral Summary
Initial Pool Balance:	$1,232.067mm
Number of Mortgage Loans:	83
Number of Mortgaged Properties:	99
Average Cut-off Date Mortgage Loan Balance:	$14.844mm
Weighted Average Mortgage Interest Rate:	4.5237%
Weighted Average Remaining Term to Maturity (months):	114
Weighted Average Remaining Amortization Term (months):	351
Weighted Average Cut-off Date LTV Ratio:	61.2%
Weighted Average Maturity Date LTV Ratio:	52.2%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.94x
Weighted Average Debt Yield on Underwritten NOI:	11.5%
% of Mortgage Loans with Additional Debt:	0.0%
% of Mortgaged Properties with Single Tenants:	5.3%

Property Type:	32.8% Retail (18.1% Anchored, 5.7% Super-Regional Mall,
3.2% Power Center/Big Box, 2.2% Single Tenant Retail,
1.9% Shadow Anchored, 1.6% Unanchored)
17.1% Hospitality (8.2% Full Service, 4.5% Limited Service,
4.4% Select Service)
13.7% Multifamily (11.1% Garden, 1.5% High Rise,
1.1% Student Housing)
12.6% Mixed Use (12.6% Retail/Office)
11.3% Office (10.6% CBD, 0.4% General Suburban, 0.3% Medical)
6.3% Senior Housing (6.3% Independent Living)
3.9% Self Storage
1.3% Industrial (0.9% Warehouse, 0.4% Flex)
0.8% Manufactured Housing
0.1% Parking (0.1% Garage)

Top 5 States:	22.3% NY, 14.4% CA, 11.4% TX, 8.3% WA, 6.0% MD

Anticipated Timing
Global Investor Call:	Tues, July 15th
Anticipated Pricing:	Week of July 14th
Anticipated Closing:	Thurs, Aug 7th

Investor Call Details
Date:	Tues, July 15th
Time:	11:00 AM ET
US Toll Free:	719-785-9442
Passcode:	9770985

Anticipated Roadshow Schedule

Tuesday, July 15th:

Boston, MA – Breakfast Meeting
  -Boston Harbor Hotel - Meritage Room
  -70 Rowes Wharf, Boston, MA
  -8:30AM ET

Hartford, CT - Lunch Meeting
  -Marriott Hartford - Capital One Room
  -200 Columbus Boulevard, Hartford, CT
  -12:30PM ET

Wednesday, July 16th:

Minneapolis, MN - Breakfast Meeting
  -Marquette Hotel - St. Croix River Room
  -710 Marquette Avenue, Minneapolis, MN
  -12:00PM CT

Term Sheet
<ATTACHED>

Annex A
<ATTACHED>

The information in this free writing prospectus is preliminary and may be supplemented or changed prior to the time of sale.

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-189017) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Goldman, Sachs & Co., any other underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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